Exhibit 99.1

BreitBurn Energy Partners L.P. Elects to Monetize and Rehedge
a Portion of Its 2011 and 2012 Hedge Portfolio

Accelerates Debt Repayment and Adds 2009 and 2013 Hedges

LOS ANGELES, June 29, 2009 -- BreitBurn Energy Partners L.P. (the "Partnership") (NASDAQ:BBEP) announced today that it elected to terminate selected in-the-money natural gas and WTI crude oil hedge contracts covering a portion of its expected production in 2011 and 2012.  Net proceeds from the terminated contracts, which had contract prices well in excess of current market levels, were approximately $25 million.  These proceeds, which the Partnership expects to receive today, will be used to immediately reduce borrowings under the Partnership’s credit facility.  Simultaneously, the Partnership rehedged identical 2011 and 2012 volumes at prevailing market prices.

Assuming 2009 total expected production levels are held flat through 2012, the Partnership’s hedge portfolio continues to provide price protection on approximately 70% of its oil and gas production in each of 2011 and 2012.  The Partnership has 5,603 bbls per day and 5,016 bbls per day hedged in 2011 and 2012, respectively, at weighted average hedge prices of $77.60 and $88.35 per bbl and 41,971 MMBtu per day and 38,257 MMBtu per day hedged in 2011 and 2012, respectively, at weighted average hedge prices of $7.92 and $8.05 per MMBtu.

Giving effect to the monetization and the simultaneous debt reduction, the Partnership expects outstanding borrowings under its credit facility as of June 30th to be reduced to approximately $645 million.  The Partnership has reduced bank borrowings by approximately $62 million since March 31st using internally generated cash flow and the net proceeds from the monetization.  Simultaneous with the completion of the monetization, the Partnership’s borrowing base of $760 million will be reduced by an amount equal to the monetization proceeds.  The Partnership’s new borrowing base will be $735 million.

New Hedges Added in 2009 and 2013

The Partnership has also taken advantage of recent improvements in commodity prices over early 2009 levels to increase its overall hedging program with the addition of new commodity hedges in 2009 and 2013.  The addition of these hedges extends the Partnership’s commodity price protection on a portion of expected production for as long as four and one half years.

The new 2009 hedges cover approximately 138,000 Bbls of expected production during the period from July 1 to December 31, 2009.  The recently added 2013 hedges cover 1,095,000 MMBtu and 912,500 Bbls of expected production during 2013.  Including these recently added hedges, the Partnership has approximately 88% of 2009 total expected production hedged and, assuming production is held flat through 2013, now has approximately 17% of 2013 total expected production hedged. The Partnership will continue to review opportunistic hedging strategies for these and other periods to further support its financial flexibility.

A summary of the Partnership’s commodity price protection portfolio as of today’s date will be made available in the Investor Relations section of the Partnership’s website (http://www.breitburn.com/).

Management Commentary

Randy Breitenbach, Co-Chief Executive Officer, said “Consistent with our announcement on April 17th, our primary focus given the prevailing economic outlook is to reduce debt to acceptable levels.  In a proactive effort, we elected to unwind a portion of our 2011 and 2012 hedge portfolio to accelerate debt reduction.  Proceeds from the termination of these hedge contracts will reduce our bank debt and, along with the rehedging of 2011 and 2012 volumes and additional hedging of 2009 and 2013 volumes, provide us with greater financial and operating flexibility which is essential in these uncertain times.  Additionally, while we are not planning on reestablishing distributions at this time, the hedge monetization and debt reduction represents continued progress towards our goal of reinstating our quarterly distributions that were temporarily suspended on April 17th.  Our operations continue to meet expectations and we are on track for a successful year.  Given our focus on further reducing outstanding borrowings, we will continue to consider all reasonable alternatives for further debt reduction and will pursue them if management and the Board determine they are in the long term best interest of our unitholders.”

A summary of the terminated and new hedge contracts for 2011 and 2012 is below:

Contract Periods	Daily Volumes	Terminated Contract Prices	New Contract Prices
Natural Gas	MMBtu / day	Per MMBtu	Per MMBtu
Jan 2011 – Mar 2011	1,683	$10.89	$7.01
Apr 2011 – Jun 2011	11,749	$9.70	$6.41
Jul 2011 – Sep 2011	11,599	$9.83	$6.67
Oct 2011 – Dec 2011	11,400	$10.19	$7.04
Jan 2012 – Mar 2012	11,231	$10.68	$7.37
Apr 2012 – Jun 2012	11,030	$9.74	$6.68
Jul 2012 – Sep 2012	10,683	$9.86	$6.88
Oct 2012 – Dec 2012	10,679	$10.21	$7.25

Crude Oil	Bbls / day	Per Bbl	Per Bbl
Jan 2012 – Mar 2012	600	$110.00 / $145.80	$79.35
Apr 2012 – Jun 2012	600	$110.00 / $145.00	$79.75
Jul 2012 – Sep 2012	600	$110.00 / $145.25	$80.15
Oct 2012 – Dec 2012	600	$110.00 / $145.50	$80.55

A summary of additional hedges added since May 8, 2009, is below:

Contract Periods	Daily Volumes	Contract Prices
Natural Gas	MMBtu / day	Per MMBtu
Jan 2013 – Dec 2013	3,000	$7.50

Crude Oil	Bbls / day	Per Bbl
Jul 2009 – Sep 2009	500	$65.00
Oct 2009 – Dec 2009	1,000	$66.00
Jan 2013 – Dec 2013	500	$75.85
Jan 2013 – Dec 2013	500	$83.60
Jan 2013 – Dec 2013	1,000	$70.00
Jan 2013 – Dec 2013	500	$80.10

About BreitBurn Energy Partners L.P.

BreitBurn Energy Partners L.P. is a publicly traded independent oil and gas limited partnership focused on the acquisition, exploitation, development and production of oil and gas properties. These producing and non-producing crude oil and natural gas reserves are located in the Antrim Shale in Michigan, the Los Angeles Basin in California, the Wind River and Big Horn Basins in central Wyoming, the Sunniland Trend in Florida, the New Albany Shale in Indiana and Kentucky, and the Permian Basin in West Texas. See www.BreitBurn.com for more information.

Cautionary Statement Relevant to Forward-Looking Information

This press release contains forward-looking statements relating to BreitBurn's operations that are based on management's current expectations, estimates and projections about its operations. Words and phrases such as "expects," "expected," "estimates," “future,” “impact,”  “potential,” “continuing to consider,” “will continue,” “will pursue,” “further” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, BreitBurn undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are:  inaccuracies in the estimated timing and amount of future production of oil and natural gas due to numerous factors including permit delays or restrictions, weather, equipment failures, delays or lack of availability, unexpected subsurface or geologic conditions, lack of capital, increases in the costs of rented or contracted equipment, increases in labor costs, volumes of oil or gas greater or lesser than anticipated, and changes in applicable regulations and laws; unexpected problems with wells or other equipment, particularly in our Florida properties where production is concentrated in relatively few wells; unexpected changes in operating costs and other expenses, including utilities, labor, transportation, well and oil field services, taxes, permit fees, regulatory compliance and other costs of operation; further decreases in oil and natural gas prices, including price discounts and basis differentials; difficulties in accurately estimating the discovery, volumes, development potential and replacement of oil and natural gas reserves; the impact of the current financial crisis on our business operations, financial condition and ability to raise capital; variances in cash flow, liquidity and financial position; a significant reduction in our credit facility’s borrowing base; availability of funds from the capital markets and under our credit facility; our level of indebtedness; the ability of financial counterparties to perform or fulfill their obligations under existing agreements; a write down of our asset carrying values and field impairment; the discovery of previously unknown environmental issues; changes in business and financial strategy; inaccuracies in estimating the amount, nature and timing of capital expenditures, including future development costs; the inability to predict the availability and terms of capital; issues with marketing of oil and natural gas including lack of access to markets, changes in pipeline and transportation tariffs and costs, increases in minimum sales quality standards for oil or natural gas, changes in the supply-demand status of oil or gas in a given market area, and the introduction of increased quantities of oil or natural gas into a given area due to new discoveries or new delivery systems; the impact of weather limiting or damaging operations and the occurrence of natural disasters such as fires, floods, hurricanes, earthquakes and other catastrophic events and natural disasters; the competitiveness of alternate energy sources or product substitutes; technological developments; the uncertainty related to the litigation instituted by Quicksilver against us; changes in governmental regulation of the oil and natural gas industry potentially leading to increased costs and limited development opportunities; developments in oil-producing and natural gas-producing countries potentially having significant effects on the price of oil and gas; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; inability to execute strategic plans, expectations and objectives for future operations; and the factors set forth under the heading "Risk Factors" incorporated by reference from our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Relations Contacts:
James G. Jackson
Executive Vice President and Chief Financial Officer
(213) 225-5900 x273
or
Gloria Chu
Investor Relations
(213) 225-5900 x210

BBEP-IR